                                                                     EXHIBIT 4.1

                             OFFICERS' CERTIFICATE
                             ---------------------

     The undersigned, William H. McFarland and James E. Mead, do hereby certify that they are President and Chief Executive Officer and Senior Vice President, Chief Financial Officer and Secretary, respectively, of Irvine Apartment Communities, Inc., a Maryland corporation (the "Company"), which is sole general partner of Irvine Apartment Communities, L.P., a Delaware limited partnership (the "Operating Partnership").

     Reference is made to that certain Distribution Agreement, dated April 9, 1998 (the "Distribution Agreement"), by and among the Operating Partnership, the Company and J.P. Morgan Securities Inc., Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, relating to the sale of up to $250,000,000 aggregate initial offering price of Medium-Term Notes, Series A Due Nine Months or More from Date of Issue (the "Notes"). Capitalized terms defined in the Distribution Agreement and not otherwise defined herein are used herein as therein defined.

     The undersigned hereby further certify, pursuant to Section 6(b) of the Distribution Agreement, in their capacities as officers of the Company and in the name and on behalf of the Company, in its individual capacity and in its capacity as the sole general partner of the Operating Partnership, that:

     1. Since the respective dates as of which information is given in the Prospectus, there has not been any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the REIT Entities considered as one enterprise whether or not arising in the ordinary course of business;

     2. The Registration Statement has become effective under the Securities Act; the Prospectus with respect to the Notes will be filed with the Commission pursuant to Rule 424(b) under the Securities Act within the applicable time period prescribed for such filing by the rules and regulations under the Securities Act; no stop order suspending the effectiveness of the Registration Statement is in effect and no proceeding for that purpose has been commenced or is pending before or threatened by the Commission to the knowledge, after due inquiry, of the Operating Partnership and all requests for additional information on the part of the Commission have been complied with;
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     3.   The representations and warranties of the Operating Partnership and the Company contained in Section 1 of the Distribution Agreement are true and correct in all material respects on and as of the time and date of this Officers' Certificate (the "Program Commencement Date") as if made on the Program Commencement Date;

     4. The Company and the Operating Partnership have performed or complied with all agreements and all conditions on their part to be performed or satisfied under the Distribution Agreement at or prior to the Program Commencement Date;

     5. There has been no downgrading, nor has any notice been given of (A) downgrading or withdrawal, (B) any intended or potential downgrading or withdrawal or (C) any surveillance, review or possible change that does not indicate an improvement, in the rating accorded any securities of or guaranteed by the Operating Partnership or any Subsidiary by any "nationally recognized statistical rating organization", as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act; and

     6. Davis Polk & Wardwell, Piper & Marbury LLP and Skadden, Arps, Slate, Meagher & Flom LLP are each entitled to rely upon this Officer's Certificate in connection with the opinions given by such firms pursuant to Section 6(c), 6(d) and 6(e), respectively, of the Distribution Agreement.


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     IN WITNESS WHEREOF, the undersigned have hereunto signed their names this
9th day of April, 1998.


                                           /s/  William H. McFarland
                                           -------------------------------------
                                           William H. McFarland
                                           President and Chief Executive Officer


                                           /s/  James E. Mead
                                           -------------------------------------
                                           James E. Mead
                                           Senior Vice President, Chief
                                             Financial Officer and Secretary

                                                                     EXHIBIT A


                    SUPPLEMENTAL COVENANTS, EVENTS OF DEFAULT
                    AND RELATED DEFINITIONS APPLICABLE TO THE
                         MEDIUM TERM NOTES, SERIES A OF
                       IRVINE APARTMENT COMMUNITIES, L.P.

        Pursuant to resolutions duly adopted by the Board of Directors of Irvine Apartment Communities, Inc. (the "Company"), in its individual capacity and in its capacity as sole general partner of Irvine Apartment Communities, L.P. (the "Operating Partnership"), dated April 25, 1997 and February 6, 1998, and in connection with the issuance by the Operating Partnership of the series of Securities (as defined in the Indenture) designated as "Medium-Term Notes, Series A Due Nine Months or More from Date of Issue" (the "Notes"), the Operating Partnership covenants and agrees that the following provisions will be applicable to the Notes. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture.

        SECTION 1. Limitations on Incurrence of Indebtedness. The Operating Partnership will not, and will not permit any Subsidiary (as defined below) to, incur any Indebtedness (as defined below), if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (as defined below) is greater than 60% of the sum of (without duplication) the Total Assets (as defined below) of the Operating Partnership and its Subsidiaries as of the end of the most recently completed calendar quarter of the Operating Partnership for which financial information is available prior to the incurrence of such additional Indebtedness and the purchase price or cost of any real estate assets or mortgages receivable acquired or developed, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable, to develop real estate assets or to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

        (b) The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance (as defined below) upon any of the property of the Operating Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Operating Partnership or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Operating Partnership and its Subsidiaries as of the end of the most recently completed calendar quarter of the Operating Partnership for which financial information is available prior to the incurrence of such additional Indebtedness and (ii) the purchase price or cost of any real estate assets or mortgages receivable acquired or developed, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable, to develop real estate assets or to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

        (c) The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of the Operating Partnership and its Subsidiaries on a consolidated basis.

        (d) The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of



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Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation; and Consolidated Interest Expense (as defined below) attributable to any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation (taking into account if such Person or any of its Subsidiaries is a party to an interest rate agreement or other interest protection agreement applicable to such floating rate Indebtedness if such agreement shall remain in effect for the twelve month period after the date of the transaction giving rise to the need to calculate the ratio of Consolidated Income Available for Debt Service to Annual Service Charge) had been the applicable rate for the entire period.

        (e) For the purposes of determining any particular amount of Indebtedness under this Section 1, guarantees of, liens securing, or letters of credit that support, in each case, Indebtedness otherwise included in the determination of such particular amount of Indebtedness, shall not be included. In addition, the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        SECTION 2. Provision of Financial Information. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act (as defined below), the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Securities and Exchange Commission (the "Commission") the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 and 15(d) of the Exchange Act if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date if the Operating Partnership is not then subject to such Section 13 or 15(d) of the Exchange Act,
(i) transmit by mail to all Holders of Notes, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections, and
(ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership



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



with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

        SECTION 3. Waiver of Certain Covenants. The Operating Partnership may omit in any particular instance to comply with the provisions of Sections 1 and 2 hereof and with any other term, provision or condition with respect to the Notes (except any such term, provision or condition which could not be amended without the consent of all Holders of the Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all the outstanding Notes either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Operating Partnership and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

        SECTION 4. Defeasance. The provisions of Article 9 of the Indenture relating to defeasance and covenant defeasance shall be applicable to the Notes. The provisions of Section 9.03 of the Indenture shall apply to the covenants set forth in Sections 1 and 2 hereof and to those covenants specified in Section
9.03 of the Indenture.

        SECTION 5. Events of Default. The provisions of Article 4 of the Indenture relating to "Events of Default," will apply to the Notes. In addition to the Events of Default set forth in Section 4.01 of the Indenture, the following shall constitute Events of Default with respect to the Notes: (a) default under any Indebtedness other than Non-Recourse Indebtedness of the Operating Partnership (or of any Subsidiary, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given written notice, by registered or certified mail, to the Operating Partnership by the Trustee or to the Operating Partnership and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes a written notice specifying such default and requiring the Operating Partnership to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture and (b) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Operating



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Partnership or any Subsidiary in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days.

        SECTION 6. Certain Definitions. As used herein:

        "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, including (without duplication) Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person, whether by merger or otherwise, or the date the acquired Person becomes a Subsidiary.

        "Annual Service Charge" for any period means the sum of Consolidated Interest Expense for such period of the Operating Partnership and its Subsidiaries and the amount of dividends which are payable in cash during such period in respect of any Disqualified Stock.

        "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banks in the City of New York, New York or the City of Los Angeles, California are authorized or required by law, regulation or executive order to close; provided, however, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as defined below). "London Business Day" means any day on which dealings in the United States dollars are transacted in the London interbank market.

        "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

        "Common L.P. Units" means the common limited partner interests in the Operating Partnership.

        "Common Stock of the Company" means, the common stock, par value $.01 per share, of Irvine Apartment Communities, Inc., a Maryland corporation and the sole general partner of the Operating Partnership.



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        "Consolidated Income Available for Debt Service" for any period means
Earnings from Operations of the Operating Partnership and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) Consolidated Interest Expense of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (iii) provisions for gains and losses on properties and property depreciation and amortization, (iv) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (v) amortization of deferred charges.

        "Consolidated Interest Expense" for any period means, without duplication, all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on Indebtedness (including, without limitation, payment-in-kind, zero coupon and other like securities), but excluding legal fees, title insurance charges, and other out-of-pocket fees and expenses incurred in connection with the issuance of Indebtedness and the amortization of any such debt issuance costs that are capitalized, all determined on a consolidated basis in accordance with GAAP.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the last Stated Maturity of then outstanding Notes. For purposes of this definition, it is expressly understood that the Common L.P. Units shall not constitute Disqualified Stock.

        "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.



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        "Encumbrance" means any mortgage, lien, charge, pledge, encumbrance or security interest of any kind.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Commission.

        "GAAP" means generally accepted accounting principles in the United States as in effect on April 9, 1998, consistently applied.

        "Indebtedness" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or any Subsidiary, whether or not contingent, in respect of (a) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, (b) indebtedness for borrowed money of a Person other than the Operating Partnership or a Subsidiary which is secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Encumbrance, (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, and all conditional sale obligations or obligations under any title retention agreement,
(d) the principal amount of all obligations of the Operating Partnership or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (e) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (a) through (c) above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Operating Partnership or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Operating Partnership or any Subsidiary whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof). For purposes of this definition, Indebtedness (i) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such



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obligations are extinguished within two Business Days of their incurrence unless covered by any overdraft line and (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices; (ii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination determined in accordance with GAAP; and (iii) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, stand-by letters of credit or similar obligations, incurred in the ordinary course of business and on ordinary business terms (to the extent the foregoing items are not drawn upon, or if drawn, such items are repaid within three Business Days).

        "Non-Recourse Indebtedness" means Indebtedness with respect to which recourse is limited to (i) specific assets related to a particular Property or group of Properties subject to an Encumbrance securing such Indebtedness or (ii) any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to the Operating Partnership as a general partner of such partnership); provided, however, that personal recourse of the Operating Partnership for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

        "Property" means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person.

        "Stated Maturity" has the meaning specified in the Notes.

        "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity or partnership interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

        "Total Assets" as of any date means the sum of (i) $1,941,205,606, (ii) the purchase price or cost of any real estate assets or mortgages receivable acquired (including the value at the time of such acquisition, of any Common L.P. Units or shares of Common Stock of the Company issued in connection therewith) or the cost of any real estate assets developed after June 30, 1997 by the Operating Partnership or any Subsidiary, and (iii) cash and restricted cash on the Operating Partnership's balance sheet; provided, however, that Total Assets shall be reduced by the amount of the proceeds of any real estate assets disposed of, or mortgages receivable written off as non-collectible, after June 30, 1997 by the Operating Partnership or any Subsidiary.

        "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money (excluding infrastructure assessment bonds) and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (but excluding accounts receivable and intangibles).

        "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

        "Unsecured Indebtedness" means Indebtedness which is not secured by any Encumbrance upon any of the Properties of the Operating Partnership or any Subsidiary.





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